Exhibit 10.3
FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT, dated as of April 29, 2025 (this “Amendment”), is entered into among Ventas Realty, Limited Partnership, a Delaware limited partnership (the “Borrower”) and Ventas Inc., a Delaware corporation (the “Guarantor”), the Lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Existing Credit Agreement (defined below).
WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of September 6, 2023, among the Borrower, the Guarantor, the Lenders from time to time party thereto and the Administrative Agent (as supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, pursuant to Section 10.01 of the Existing Credit Agreement the Borrower has requested that the Existing Credit Agreement be modified as herein set forth.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Amendments to Credit Agreement. Each of the parties hereto agrees that upon the First Amendment Effective Date (defined below) the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on the pages attached as Exhibit A hereto.
SECTION 2. Conditions of Effectiveness. This Amendment shall become effective on the first date on which each of the following conditions precedent shall have been satisfied or waived in writing (such date being referred to herein as the “First Amendment Effective Date”):
(a)    the Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by the Borrower, the Guarantor, the Administrative Agent and Lenders constituting Required Lenders;
(b)    the Administrative Agent shall have received from the Borrower a certificate of the Borrower dated as of the First Amendment Effective Date (the “Officer’s Certificate”) signed by a Responsible Officer (x) certifying that (i) the representations and warranties contained in Article V of the Existing Credit Agreement and in the other Loan Documents are true and correct in all material respects (or, in the case of the representations and warranties in Sections 5.16 and 5.22 of the Existing Credit Agreement or any representation and warranty that is qualified by materiality, in all respects) on and as of the First Amendment Effective Date (other than the representations in Section 5.05(c) and Section 5.18 of the Existing Credit Agreement, which were required to be made only as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, in the case of the representations and warranties in Sections 5.16 and 5.22 of the Existing Credit Agreement or any representation and warranty that is qualified by materiality, in all respects) as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Existing Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Existing Credit Agreement, and (ii) as of the First Amendment Effective Date, no Default exists; and
(c)    all fees required to be paid by the Borrower on or prior to the First Amendment Effective Date pursuant to the Loan Documents and all expenses required to be reimbursed by the Borrower on or prior to the First Amendment Effective Date pursuant to the Loan Documents shall have been paid, provided that invoices for such expenses have been presented to the Borrower a reasonable period of time (and in any event not less than two (2) Business Days) prior to the First Amendment Effective Date.
(d)Without limiting the generality of the provisions of the last paragraph of Section 9.03 of the Existing Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 2, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, (i) this Amendment and (ii) each other document or other matter required under this Section 2 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed First Amendment Effective Date specifying its objection thereto.
SECTION 3. Representations and Warranties of Credit Parties. Each Credit Party represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Administrative Agent and each Lender that:
(a)    the certifications set forth in the Officer’s Certificate are true and correct;
(b)    it has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Amendment;
(c)    the execution, delivery and performance of this Amendment by the Credit Parties has been duly authorized by all necessary corporate or other organizational action and do not and will not (i) contravene the terms of any Credit Party’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any Contractual Obligation to which any Credit Party is party or affecting any Credit Party or the properties of any Credit Party or any of their Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Credit Party or its property is subject; or (iii) violate any Law; except in each case referred to in clause (i) or (iii), as contemplated hereunder or to the extent such conflict, breach, contravention or violation, or creation of any such Lien or required payment could not reasonably be expected to have a Material Adverse Effect;
(d)    no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of this Amendment, except for such approvals, consents,
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exemptions, authorizations or other actions or notices or filings which have already been completed or obtained; and
(e)    this Amendment has been duly executed and delivered by the Credit Parties and constitutes a legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.
SECTION 4. Affirmation of Guarantor. The Guarantor hereby approves and consents to this Amendment and the transactions contemplated by this Amendment and agrees and affirms that its guarantee of the Obligations continues to be in full force and effect and is hereby ratified and confirmed in all respects and shall apply to the Existing Credit Agreement, as amended hereby (the “Amended Credit Agreement”), and all of the other Loan Documents, as such are amended, restated, supplemented or otherwise modified from time to time in accordance with their terms.
SECTION 5. Ratification.
(a)Except as herein agreed, the Existing Credit Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and affirmed by the Borrower and the Guarantor. The Borrower and the Guarantor hereby reaffirms the validity and enforceability of the Amended Credit Agreement and the other Loan Documents.
(b)This Amendment shall be limited precisely as written and, except as expressly provided herein, shall not be deemed (i) to be a consent granted pursuant to, or a waiver, modification or forbearance of, any term or condition of the Existing Credit Agreement or any of the instruments or agreements referred to therein or a waiver of any Default or Event of Default under the Amended Credit Agreement, whether or not known to the Administrative Agent, any of the Lenders, or (ii) to prejudice any right or remedy which the Administrative Agent or any of the Lenders may now have or have in the future against any Person under or in connection with the Amended Credit Agreement, any of the instruments or agreements referred to therein or any of the transactions contemplated thereby.
SECTION 6. Modifications. Neither this Amendment, nor any provision hereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the parties hereto.
SECTION 7. Loan Document; References. The Borrower and the Guarantor acknowledge and agree that this Amendment constitutes a Loan Document. Each reference in the Amended Credit Agreement to “this Amendment,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in each other Loan Document (and the other documents and instruments delivered pursuant to or in connection therewith) to the “Credit Agreement”, “thereunder”, “thereof” or words of like import, shall mean and be a reference to the Amended Credit Agreement as the Amended Credit Agreement may in the future be amended, restated, supplemented or otherwise modified from time to time.
SECTION 8. Electronic Execution; Electronic Records; Counterparts. Section 10.22 of the Existing Credit Agreement is incorporated herein, mutatis mutandis, as if set forth herein in full.
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Exhibit 10.3
SECTION 9. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 10. Severability. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.
SECTION 11. Governing Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
SECTION 12. Headings. Section headings in this Amendment are included for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
SECTION 13. Entire Agreement. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Without limitation of the foregoing:
THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages immediately follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date hereof.

BORROWER:    VENTAS REALTY, LIMITED PARTNERSHIP
By:    Ventas, Inc., its General Partner

By:    /s/ Robert F. Probst
Name: Robert F. Probst
Title: Executive Vice President and Chief Financial Officer]

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

GUARANTOR:    VENTAS INC.

By:    /s/ Robert F. Probst
Name: Robert F. Probst
Title: Executive Vice President and Chief Financial Officer

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

ADMINISTRATIVE AGENT:    BANK OF AMERICA, N.A., as Administrative Agent

By:    /s/ Felicia Brinson
Name: Felicia Brinson
Title: Assistant Vice President

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

LENDERS:    BANK OF AMERICA, N.A., as a Lender

By:    /s/ Darren Merten
Name: Darren Merten
Title: Director

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:    /s/ Cody A. Canafax
Name: Cody A. Canafax
Title: Executive Director

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

BNP PARIBAS, as a Lender

By:    /s/ Nicholas Doche
Name: /s/ Nicholas Doche
Title: Vice President

By:    /s/ Marine Ausset
Name: Marine Ausset
Title: Vice President

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:    /s/ Michael Ubriaco
Name: Michael Ubriaco
Title: Director

By:    /s/ Jill Wong
Name: Jill Wong
Title: Director

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

MIZUHO BANK (USA), as a Lender

By:    /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ James A. Harmann
Name: James A. Harmann
Title: Senior Vice President

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:    /s/ William Behuniak
Name: William Behuniak
Title: Authorized Signatory

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

TRUIST BANK, as a Lender

By:    /s/ Alexandra Korchmar
Name: Alexandra Korchmar
Title: Vice President
]

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

MUFG BANK, LTD., as a Lender

By:    /s/ Andrew Moore
Name: Andrew Moore
Title: Authorized Signatory

Signature Page to First Amendment to Ventas 2023 Term Loan Credit Agreement

EXHIBIT A
TO FIRST AMENDMENT

[MARKED PAGES REFLECTING MODIFICATIONS
TO EXISTING CREDIT AGREEMENT]
(see attached)

EXHIBIT A TO FIRST AMENDMENT

CONFORMED TO REFLECT FIRST AMENDMENT

Published Deal CUSIP Number: 92276LBM8
Published Term CUSIP: 92276LBN6

CREDIT AND GUARANTY AGREEMENT
Dated as of September 6, 2023

among

VENTAS REALTY, LIMITED PARTNERSHIP,
as Borrower,

VENTAS, INC., as Guarantor,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,
as Administrative Agent,

BofA SECURITIES, INC., and
JPMORGAN CHASE BANK, N.A. ~~and~~,
~~MORGAN STANLEY SENIOR FUNDING, INC.,~~
as Joint Bookrunners,

BofA SECURITIES, INC. and
JPMORGAN CHASE BANK, N.A. ~~and~~,
~~MORGAN STANLEY SENIOR FUNDING, INC.,~~
,
as Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A. ~~and~~,
~~MORGAN STANLEY SENIOR FUNDING, INC~~.,
as Syndication ~~Agents~~Agent

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc.~~,~~ and JPMorgan Chase Bank, N.A~~. and Morgan Stanley Senior Funding, Inc~~., each in its capacity as a joint lead arranger.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.
“Bankruptcy Plan” has the meaning specified in Section 10.06(g)(iv).
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) Term SOFR (as defined in clause (b) of the definition thereof) plus 1%; and (d) 1%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of
America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bookrunners” means BofA Securities, Inc.~~,~~ and JPMorgan Chase Bank, N.A~~. and Morgan Stanley Senior Funding, Inc~~., each in its capacity as a joint bookrunner.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Term Borrowing or a borrowing consisting of simultaneous Loans under an Incremental Term Loan Facility of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders participating in such Incremental Term Loan Facility.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or where the Administrative Agent’s Office is located.
“Capitalization Rate” means 9.0% for all properties that were owned as of April 17, 2002, and that continue to be owned as of the date of determination, by any member of the Consolidated Group.
“Change in Law” means the occurrence, after the date of this Agreement, and with respect to any Person in particular, after the date such Person becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or a

United States Governmental Authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or
“Consolidated Unencumbered Gross Asset Value” means an amount, determined as of the end of each fiscal quarter, equal to the sum of (a) the book value of all Consolidated Unencumbered Assets (prior to deduction for accumulated depreciation and accumulated amortization, but including the effect of any impairment charges, as reflected in the consolidated financial statements of the Consolidated Group prepared as of such date in accordance with GAAP) excluding unencumbered properties that were owned as of April 17, 2002, and that continue to be owned as of the date of determination, by any member of the Consolidated Group, plus (b) an amount equal to the quotient of Consolidated Unencumbered EBITDA from unencumbered properties that were owned as of April 17, 2002, and that continue to be owned as of the date of determination, by any member of the Consolidated Group divided by the Capitalization Rate; provided that the aggregate amount of Consolidated Unencumbered Gross Asset Value arising from loans receivable and marketable securities shall be excluded from the calculation of Consolidated Unencumbered Gross Asset Value to the extent that such amounts exceed, in the aggregate, 20% of Consolidated Unencumbered Gross Asset Value.
“Consolidated Unsecured Debt” means, at any time, the portion of Consolidated Total Indebtedness that is not Consolidated Secured Debt.
“Consolidated Unsecured Leverage Ratio” means, on the last day of any fiscal quarter, the ratio of (i) Consolidated Unsecured Debt outstanding on such date to (ii) Consolidated Unencumbered Gross Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Unsecured Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Unsecured Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits to the extent available for the repayment of Consolidated Unsecured Debt of the type described in clause (x) (excluding any such unrestricted cash and cash equivalents and escrow and other deposits used to determine the Consolidated Secured Debt Leverage Ratio as of such date) and (ii) Consolidated Unencumbered Gross Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Unsecured Debt is adjusted under clause (i).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” has the meaning specified in Section 10.21(b).

“Credit Party” means each of the Borrower and the Guarantor.
“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement ~~and the other Loan Documents~~.
“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Ventas Realty or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or Multiemployer Plan as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Ventas Realty or any ERISA Affiliate in excess of the Threshold Amount.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from any payment to be made to a Recipient by or on account of any obligation of the Credit Parties hereunder, (a) Taxes imposed on or measured by its net income (however denominated), franchise taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b)  in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender with respect to an applicable interest in a Loan pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 3.01(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any withholding Taxes imposed under FATCA.
~~“Existing Credit Agreement” means the Third Amended and Restated Credit and Guaranty Agreement, dated as of January 29, 2021, among Ventas Realty, the other borrowers party thereto, the guarantors and lenders party thereto and Bank of America, N.A., as administrative agent.~~
“Facility” means the Term Facility and each Incremental Term Loan Facility, as the context may require.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described in the first parenthetical above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is six months after the latest Maturity Date at such time (other than obligations that can solely be satisfied by delivery of Equity Interests of such Person), valued, in the case of a redeemable preferred interest, at the liquidation preference thereof, and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date (which shall be a positive number if such amount would be owed by a member of the Consolidated Group and a negative number if such amount would be owed to a member of the Consolidated Group) and the net obligations under Swap Contracts shall not be less than zero and (ii) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Any liability will be excluded so long as it is (1) secured by a letter of credit issued for the benefit of a Credit Party or other member of the Consolidated Group in form and substance and from a financial institution reasonably acceptable to the Administrative Agent, but only to the extent no Credit Party or other member of the Consolidated Group has liability therefor, (2) any obligation (including obligations under so called “sandwich leases”) against which a third party indemnified any Credit Party or other member of the Consolidated Group, or guarantees all loss suffered by any Credit Party or other member of the Consolidated Group on account thereof, to the extent the indemnitor or guarantor has the financial wherewithal to satisfy its obligation, or (3) is otherwise acceptable as a “Covered Liability” in the reasonable discretion of the Administrative Agent and the Required Lenders.
Notwithstanding anything to the contrary, Indebtedness shall not include any “carry guarantee”, guarantee of operating costs and expenses or similar guarantee of payment of amounts that do not constitute principal with respect to such Indebtedness, in each case, unless, and except to the extent of (without duplication), a demand made under any such guarantee that remains unpaid.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Intangible Assets” means assets of a Person and its Subsidiaries that are classified as intangible assets under GAAP, but excluding interests in real estate that are classified as intangible assets in accordance with GAAP.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or Daily SOFR Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be

Interest Payment Dates; and (b) as to each Base Rate Loan and Daily SOFR Loan, the last Business Day of each calendar quarter and the applicable Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Ventas Realty or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“New Lender Joinder Agreement” has the meaning specified in Section 2.16(b).
“Non-Recourse Indebtedness” of a Person means any Indebtedness of such Person, the recourse for which is limited to assets of such Person securing such Indebtedness (and, if applicable, in the event such Person owns no assets other than real estate that secures such Indebtedness and assets incident to ownership of such real estate (e.g., personal property) and has no other Indebtedness, to such Person and/or such Person’s Equity Interests), other than in respect of environmental liabilities, fraud, misrepresentation and other similar matters. For the avoidance of doubt and notwithstanding anything to the contrary, Indebtedness of a Credit Party and/or any Subsidiary that otherwise qualifies as Non-Recourse Indebtedness will not fail to so qualify as a result of a Credit Party and/or Subsidiary guaranteeing the payment of amounts which do not constitute principal with respect to such Indebtedness (including, without limitation, any “carry guarantee” or other guarantee of operating costs and expenses); provided, that in the case where demand is made under any such guarantee, to the extent any amount demanded under such guarantee remains unpaid, such unpaid amount shall constitute (without duplication) Recourse Indebtedness of such Credit Party and/or Subsidiary.
“Notes” means, collectively, the Term Notes and any promissory notes made by the Borrower in favor of a Lender under an Incremental Term Loan Facility evidencing the Loans made by such Lender under such Incremental Term Loan Facility in a form agreed among the Borrower, the Administrative Agent and the Appropriate Lenders, as the context may require, and “Note” means any of them individually.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Credit Party under any Loan Document and (b) the obligation of the Credit Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case to the extent permitted under this Agreement or any other Loan Document, may elect to pay or advance on behalf of the Credit Parties.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Ventas Realty or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Pro Forma Basis” means, for purposes of determining Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Net Income and any financial covenant hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of this Agreement. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of a Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of an acquisition, development or redevelopment, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such acquisition, development or redevelopment shall be included to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder) and (c) in the case of the issuance or exercise of Equity Interests or the incurrence of Indebtedness, Indebtedness paid or retired in connection therewith shall be deemed to have been paid and retired as of the first day of the applicable period.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness.
“Register” has the meaning specified in Section 10.06(c).
“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Replacement Date” has the meaning set forth in Section 3.03(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Request for Borrowing” means, with respect to a Borrowing or a conversion or continuation of Loans, a Committed Loan Notice.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication ~~Agents~~Agent” means JPMorgan Chase Bank, N.A. ~~and Morgan Stanley Senior Funding, Inc., each~~, in its capacity as ~~a~~ Syndication Agent.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any similar off-balance sheet financing product that is considered borrowed money indebtedness for tax purposes but classified as an operating lease under GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
“Term Lender” means at any time any Lender that holds Term Loans at such time.
“Term Loan” means an advance made by any Term Lender under the Term Facility.
“Term Maturity Date” means February 1, 2027.
“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit D.
“Term SOFR” means
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case plus the SOFR Adjustment; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR
Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto~~, in each case,~~  plus the SOFR Adjustment ~~for such term~~;
provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed to be zero for purposes of this Agreement ~~and the other Loan Documents~~.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Threshold Amount” means $150,000,000.
“Type” means, with respect to a Loan, its character as a Base Rate Loan, SOFR Loan, Daily SOFR Loan or Term SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Ventas” means Ventas, Inc., a Delaware corporation, and its permitted successors.
“Ventas Realty” means Ventas Realty, Limited Partnership, a Delaware limited partnership.

Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07) (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent, the Bookrunners and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” or that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Credit Parties shall be under no obligation to mark any Borrower Materials “PUBLIC.”
6.03    Notices.
Promptly following knowledge thereof by a Responsible Officer, notify the Administrative Agent (which shall notify each Lender) of:
(a)    the occurrence of any Default;
(b)    any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    the information set forth in Section 6.13 at the times required therein;
(d)    ~~any material change in accounting policies or financial reporting practices by the Guarantor or any Subsidiary~~[reserved]; and
(e)    any announcement by Moody’s, S&P or Fitch of any change in a Debt Rating.
Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Taxes.
Pay and discharge as the same shall become due and payable, all of its federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, in each case in this Section 6.04 except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.04, or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control~~; or~~.
~~(l) Event of Default under Existing Credit Agreement. There occurs any Event of Default under the Existing Credit Agreement (as such term is defined therein).~~
For purposes of clauses (f), (g), and (h) above, no Event of Default shall be deemed to have occurred with respect to a Material Group unless the type of event specified therein has occurred with respect to each Subsidiary that is a member of such Material Group.
8.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an Event of Default with respect to any Credit Party pursuant to Section 8.01(f) or (g) or the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code or any comparable provisions of any Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds.

providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents.
For purposes of this Section 10.07, “Information” means all information received from or on behalf of any Credit Parties or any Subsidiary relating to a Credit Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by a Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
For the avoidance of doubt, nothing in this Agreement prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority, regulatory, or self-regulatory authority without any notification to any Person.
10.08    Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of a Credit Party against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed as of the date first above written.

[Signature Page to VRLP Credit and Guaranty Agreement]